Exhibit 99.1

225 Summit Avenue Montvale, NJ 07645 201-930-3300	NEWS RELEASE

CONTACT: Carol A. Cox, 201-930-3720	EMAIL: ccox@barrlabs.com
Barr Reports First Quarter 2008 GAAP Earnings of $0.21 Per Share; Adjusted Earnings of $0.57 Per Share
•	Strong European and Rest of the World Sales

•	Proprietary Product Sales Increase, Portfolio Expanded

•	Company Provides Updated Adjusted Calendar 2008 EPS Guidance of $2.75 — $3.05
Montvale, NJ — May 8, 2008... Barr Pharmaceuticals, Inc. (NYSE: BRL) today reported net earnings of $23 million, or $0.21 per share, on revenues of $608 million for the quarter ended March 31, 2008. The current quarter results compare with prior year net earnings of $12 million, or $0.11 per share, on revenues of $597 million. On a non-GAAP basis, adjusted earnings per share were $0.57 for the first quarter of 2008, as compared to $0.73 for the prior year period. A reconciliation of GAAP-based earnings per share to adjusted earnings per share is presented in the table at the end of this press release.
“While our results for the first quarter did not meet our expectations, we believe that these results will improve in the second half of the year and demonstrate the value of expanding our operations and markets outside the U.S.,” said Bruce L. Downey, Barr’s Chairman and CEO. “Strong sales growth in Europe and the Rest of the World (ROW) was driven by growth in the key markets of Germany, Russia and Poland. As expected, sales of our U.S. generic contraceptive portfolio decreased but are expected to grow from this level with the anticipated launch of generic Yasmin®. During the quarter, we expanded our other generic U.S. product portfolio with the launch of generic versions of Fosamax® and Kytril® and continued to record strong year-over-year sales growth of our Fentanyl Citrate product. Proprietary sales increased year-over-year, driven by our Plan B® and SEASONIQUE® contraceptive products. We expanded the proprietary product portfolio with the launch of the AmniScreen™ product, the first and only FDA-approved, prescription, at-home screening test for amniotic fluid leakage during pregnancy. We also launched SEASONALE® in Canada with our marketing partner, Paladin.”
Revenues
Generic Product Sales
The Company’s generic product sales were $469 million for the quarter ended March 31, 2008, compared to $471 million in the prior year period.
U.S. Generic Sales
Sales of U.S. generic products totaled $261 million for the first quarter of 2008, compared to $307 million in the prior year period. The $46 million decrease in sales is primarily related to lower sales of several of the Company’s products including Ondansetron ODT, Cyclosporine Capsules and Desmopressin. These decreases were partially offset by increases in sales of Fentanyl Citrate and the launch of the Company’s Alendronate product.

Sales of generic oral contraceptives, the Company’s largest single category of generic products, were lower in the quarter, as expected, decreasing to $93 million in the first quarter of 2008 from $113 million in the prior year period. The decrease primarily reflects lower volume on several products due to lower market share.
Europe and Rest of the World (“ROW”) Generic Sales
Sales of European and ROW generic products were $208 million in the first quarter of 2008, compared to $164 million in the prior year period. This $44 million increase is primarily related to the positive impact of foreign currency exchange during the quarter and higher sales in the Company’s key markets of Germany, Russia and Poland.
Proprietary Product Sales
The Company’s proprietary product sales were $96 million for the first quarter of 2008, up from $89 million in the prior year period. The increase in proprietary sales was primarily attributable to increased sales of SEASONIQUE extended cycle oral contraceptive, Plan B Over-the-Counter/Rx and the ParaGard® IUC, which more than offset the expected decrease in sales of our SEASONALE extended-cycle oral contraceptive, which has faced generic competition since September 2006, and decreased sales of Adderall® IR.
Alliance and Development Revenue
During the first quarter of 2008, the Company reported alliance and development revenue of $32 million, up from $25 million in the prior year period. The increase reflects higher royalties earned from the Company’s agreement with Teva Pharmaceuticals on fexofenadine hydrochloride tablets, the generic version of Allegra® tablets, and higher reimbursements under its Shire development agreement, which more than offset lower reimbursements under its Adenovirus agreement with the Department of Defense, as the Company completed Phase III clinical trial for Adenovirus during the quarter.
Other Revenue
Other revenue primarily includes revenue from the Company’s non-core operations, including the agrochemicals business and the diagnostic, disinfectants, dialysis and infusions (DDD&I) business. Other revenue totaled $11 million for the first quarter of 2008, compared to $12 million in the prior year period.
Margins
Generic: Margins in the generic segment were 50% for the first quarter of 2008, up from 44% in the prior year period. Last year’s margins were negatively impacted by a charge of approximately $32 million related to the step-up of inventory acquired from PLIVA and sold in the period.
Proprietary: Margins in the proprietary segment were 68% for the first quarter of 2008, up from 66% in the prior year period.
Update on R&D Activities
Research and development expenses totaled $64 million for the first quarter of 2008, compared to $62 million in the prior year period.

Generic Products
At March 31, 2008, the Company had approximately 70 Abbreviated New Drug Applications, including tentatively approved applications, pending at the U.S. Food and Drug Administration (FDA) targeting branded pharmaceutical products with an estimated $30 billion in sales. The Company also had approximately 300 product registrations, representing 79 molecules, pending with regulatory bodies in Europe and ROW.
During the first quarter of 2008, the Company received three generic product approvals in the U.S. from the FDA, and approximately 35 approvals, representing 24 molecules, from regulatory bodies in Europe and ROW.
Proprietary Products
The Company currently has an extensive proprietary clinical development program that includes three products in Phase III studies and four New Drug Applications pending at the FDA.
Selling, General and Administrative
The Company’s SG&A expenses totaled $194 million during the first quarter of 2008, up from $179 million in the prior year period. The year over year increase in SG&A was primarily related to increased sales and marketing costs related to the promotion of the Company’s branded generic products in Europe and ROW.
Interest Expense/Income and Other (Expense) Income
During the first quarter of 2008, the Company recorded $32 million of interest expense, almost all of which is related to interest on the debt incurred in connection with the Company’s acquisition of PLIVA in October 2006. In addition, during the first quarter of 2008, the Company recorded interest income of $5 million and other expense of $8 million.
Tax Rate
The Company’s tax rate for first quarter of 2008 was 42%, compared to 42% for the prior year period. The effective tax rate for adjusted earnings for the first quarter of 2008 was 33%.
Balance Sheet
The Company’s cash, cash equivalents and short-term marketable securities totaled approximately $505 million at March 31, 2008. In addition, the Company had $52 million of long-term marketable securities at March 31, 2008.
EBITDA
Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2008 totaled $153 million, compared to $158 million in the prior year period. Please see the EBITDA reconciliation table at the end of this press release.
Sanctura® Payment from Allergan, Inc.

On May 5, 2008, the Company entered into an agreement with a subsidiary of Allergan, Inc. related to Allergan’s Sanctura® product that PLIVA divested in 2005 to Esprit Pharma, which has since been acquired by Allergan. Under the terms of this agreement, Allergan paid Barr $53 million, extinguishing any future payment obligations related to Sanctura®. Barr will record the $53 million in the Company’s second quarter 2008 earnings.
Revised 2008 Financial Outlook
The Company is revising its adjusted earnings per fully diluted share guidance for 2008 to be in the range of approximately $2.75 — $3.05, down from the $3.05 -$3.35 range that the Company provided in February 2008. The decrease in the range is the result of several factors, including the Company’s results for the first quarter of 2008, which were lower than it expected, lower than anticipated U.S. generic revenues due to timing of new product launches, lower than anticipated Plan B revenues, lower gross profit margins due to a shift in product mix, and increased investment in R&D. The impact of these factors will not be fully offset by contributions from the Company’s expected launch of generic Yasmin (drospirenone and ethinyl estradiol) in mid-2008. The Company’s adjusted earnings guidance excludes the $53 million one-time payment from Allergan related to the Sanctura product.
Based on the factors listed above, the Company expects total revenues for 2008 to be in the range of $2.7 — $2.8 billion, including total product sales in the range of $2.5 — $2.6 billion. Revenue and product sales estimates include the anticipated contribution of sales of generic Yasmin. On the expense side for 2008, the Company expects R&D investment of approximately $275 — $285 million, and SG&A expenses to be approximately $810 — $830 million.
The Company’s adjusted earnings guidance for 2008 excludes the impact of amortization costs associated with acquired products, contributions and/or losses from the DDD&I operations that the Company plans to divest, and incremental depreciation related to purchase accounting. The Company’s adjusted earnings guidance also excludes the impact of any unscheduled launches resulting from patent challenges, other business development activities, and refinancing activities that may be completed after the date hereof and on or before December 31, 2008.
Conference Call/Webcast
The Company will host a Conference Call at 8:30 AM Eastern time on Thursday, May 8, 2008 to discuss earnings results for the quarter ended March 31, 2008. The number to call from within the United States is (800) 553-5275 and (612) 332-0345 Internationally. A replay of the conference call will be available from 10:30 AM Eastern time on May 8, 2008 through 11:59 PM Eastern time May 22, 2008 and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 918406.
The Conference Call will also be Webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investors section, under Calendar of Events, on Barr’s website at www.barrlabs.com.
Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.

About Barr Pharmaceuticals, Inc.
Barr Pharmaceuticals, Inc. is a global specialty pharmaceutical company that operates in more than 30 countries worldwide and is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals, biopharmaceuticals and active pharmaceutical ingredients. A holding company, Barr operates through its principal subsidiaries: Barr Laboratories, Inc., Duramed Pharmaceuticals, Inc. and PLIVA d.d. and its subsidiaries. The Barr Group of companies markets more than 120 generic and 26 proprietary products in the U.S. and approximately 1,025 products globally outside of the U.S. For more information, visit www.barrlabs.com.
Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements and our forecasts; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment in the markets where we operate; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies (such as PLIVA d.d.) and products we acquire and implementing our new SAP enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; our expansion into international markets through our PLIVA acquisition, and the resulting currency, governmental, regulatory and other risks involved with international operations; our ability to service our significantly increased debt obligations as a result of the PLIVA acquisition; changes in generally accepted accounting principles; and other risks detailed in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2007.
The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.
[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Product Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]
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Barr Pharmaceuticals, Inc. Selected Financial Data
(in millions, except per share amounts)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2008	2007
Revenues:
Product sales	$565	$560
Alliance and development revenue	32	25
Other revenue	11	12

Total revenues	608	597

Costs and expenses:
Cost of sales	275	300
Selling, general and administrative	194	179
Research and development	64	62
Write-off of acquired IPR&D	—	2

Earnings from operations	75	54

Interest income	5	11
Interest expense	32	42
Other (expense) income	(8)	1

Earnings before income taxes and minority interest	40	24

Income tax expense	17	10
Minority interest	—	(1)

Net earnings from continuing operations	23	13

Net loss from discontinued operations, net of tax	—	(1)

Net earnings	$23	$12

Earnings per common share — diluted:
Earnings per common share — continuing operations	$0.21	$0.12
Earnings per common share — discontinued operations	—	(0.01)

Net earnings per common share — diluted	$0.21	$0.11

Weighted average shares — assuming dilution	109	108

Stock-based compensation expense:
Cost of sales	$3	$2
Selling, general and administrative	3	4
Research and development	1	1

Total stock-based compensation expense	$7	$7

	As of	As of
	March 31,	December 31,
$ in millions	2008	2007
Cash & cash equivalents	$484	$246
Marketable securities — current	21	288
Accounts receivable	462	497
Other receivables	88	86
Inventories	481	454
Marketable securities — long-term	52	17
Accounts payable & accrued liabilities	423	443
Working capital	909	923
Total assets	4,886	4,762
Total debt	2,042	2,080
Shareholders’ equity	2,053	1,866

Reconciliation of Adjusted Earnings to GAAP Earnings; EBITDA
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing the supplemental financial information contained below to reflect (1) the adjusted earnings per share effect of certain unusual or infrequent charges or benefits that were taken or received in the quarter ended March 31, 2008, and (2) the calculation of EBITDA for each period presented.
Adjusted earnings per share and EBITDA are non-GAAP financial measures. The Company is providing this information, however, because it believes that such information is useful to both management and investors in that it facilitates analysis by both management and investors in evaluating the Company’s performance and trends. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.
Barr Pharmaceuticals, Inc. Selected Adjusted Financial Data
(in millions, except per share amounts)

	Three Months Ended March 31, 2008				Three Months Ended March 31, 2007
				Adjusted				Adjusted
	GAAP	Adjustments		Earnings	GAAP	Adjustments		Earnings

Revenues:
Product sales	$565	—		$565	$560	—		$560
Alliance and development revenue	32	—		32	25	—		25
Other revenue	11	(5)	(b)	6	12	(5	) (b)	7

Total revenues	608	(5)		603	597	(5)		592

Costs and expenses:
Cost of sales	275	(55) (b),(c),(d),(f)		220	300	(80) (b),(c),(d),(f)		220
Selling, general and administrative	194	(3) (b),(d),	(g)	191	179	(9) (b),(d),	(g)	170
Research and development	64	—		64	62	—		62
Write-off of acquired IPR&D	—	—		—	2	(2)	(e)	—

Earnings from operations	75	53		128	54	86		140

Interest income	5	—		5	11	—		11
Interest expense	32	—		32	42	—		42
Other (expense) income, net	(8)	—		(8)	1	—		1

Earnings before income taxes and minority interest	40	53		93	24	86		110

Income tax expense	17	14	(h)	31	10	20	(h)	30
Minority interest loss	—	(0)		(0)	(1)	—		(1)

Net earnings from continuing operations	23	39		62	13	66		79
Net loss from discontinued operations, net of taxes	—	—		—	(1)	1	(a)	—

Net earnings	$23	$39		$62	$12	$67		$79

Diluted Earnings per common share - continuing operations	$0.21			$0.57	$0.12			$0.73
Earnings per common share - discontinued operations	$—			$—	$(0.01)			$—
Net earnings per common share - diluted	$0.21			$0.57	$0.11			$0.73
Weighted average shares — diluted	109			109	108			108

(b) Net results from operations expected to be divested, net of minority interest
Other revenue	$(5)	$(5)
Less:
Cost of sales	(5)	(4)
Selling, general and administrative	(1)	(1)

Total	$1	$—

To adjust for the results of operations of our non-core DDD&I business which is expected to be divested. The Company believes adjusting GAAP earnings for this loss will allow investors to better assess our ongoing activities.

(c) Amortization and inventory step up adjustments:
Cost of sales	$(44)	$(72)

(d) Incremental PLIVA Depreciation due to purchase accounting write up of fixed assets:
Cost of sales	$(6)	$(4)
Selling, general and administrative	(1)	(1)

Total	$(7)	$(5)

(e) Write off of acquired IPR&D associated with additional PLIVA shares	$—	$(2)

(f) Product Royalty contingency	$(1)	$—

(g) Litigation Reserve	$(1)	$(7)

(h) Adjustments to tax expense, including:
Tax impact of adjustments (a) — (g) above.	$14	$23
Tax (benefit) from recognition of acquired NOL	—	(3)

Total	$14	$20

EBITDA (from continuing operations) Calculation:

	Three Months Ended March 31,
	2008	2007
Earnings from operations	$75	$54
Depreciation	34	30
Amortization	44	42
Inventory Step up	—	32

EBITDA	$153	$158